EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales	$2,244	$1,577	$7,640	$5,488
Royalties	389	265	1,354	935
Contract revenue	81	51	290	210
Total operating revenues	2,714	1,893	9,284	6,633

Costs and expenses:
Cost of sales	338	245	1,181	1,011
Research and development (includes employee stock-based compensation expense: three months-2006-$38; 2005-$0; full year 2006-$140; 2005-$0)	555	412	1,773	1,262
Marketing, general and administrative (includes employee stock-based compensation expense: three months-2006-$45; 2005-$0; full year 2006-$169; 2005-$0)	600	429	2,014	1,435
Collaboration profit sharing	270	228	1,005	823
Recurring charges related to redemption	26	27	105	123
Special items: litigation-related	14	13	54	58
Total costs and expenses	1,803	1,354	6,132	4,712

Operating income	911	539	3,152	1,921

Other income (expense):
Interest and other income, net(1)	77	43	325	142
Interest expense	(18)	(23)	(74)	(50)
Total other income, net	59	20	251	92

Income before taxes	970	559	3,403	2,013
Income tax provision	376	220	1,290	734
Net income	$594	$339	$2,113	$1,279

Earnings per share:
Basic	$0.56	$0.32	$2.01	$1.21
Diluted	$0.55	$0.31	$1.97	$1.18

Weighted average shares used to compute earnings per share:
Basic	1,054	1,055	1,053	1,055
Diluted	1,072	1,080	1,073	1,081

(1)
“Interest and other income, net” includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the three months and year ended December 31, 2006 includes employee stock-based compensation expense of $41 million and $182 million, net of tax, respectively, due to our adoption of Statement of Financial Accounting Standards No. 123(R) (or "FAS 123R") on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any period prior to January 1, 2006. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (based upon the amounts previously reported in Genentech's financial statement footnotes), pro forma employee stock-based compensation expense in the fourth quarter of 2005 was $49 million, net of tax, (or $0.05 per diluted share), and the resulting pro forma GAAP net income was $290 million (or $0.27 per diluted share).  Pro forma employee stock-based compensation expense for the full year of 2005 was $175 million, net of tax, (or $0.16 per diluted share), and the resulting pro forma GAAP net income was $1.1 billion (or $1.02 per diluted share).

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	December 31, 2006	December 31, 2005
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,493	$2,365
Accounts receivable - product sales, net	965	554
Accounts receivable - royalties, net	453	297
Accounts receivable - other, net(1)	248	199
Inventories	1,178	703
Long-term marketable debt and equity securities	1,832	1,449
Property, plant and equipment, net	4,173	3,349
Goodwill	1,315	1,315
Other intangible assets	476	574
Other long-term assets(1)	1,342	1,074
Total assets	14,842	12,147
Total current liabilities	2,157	1,660
Long-term debt(2)	2,204	2,083
Total liabilities	5,364	4,677
Total stockholders’ equity	9,478	7,470

	Year
	Ended December 31,
	2006	2005
Selected consolidated cash flow data:
Capital expenditures(2)	$1,214	$1,400

Total depreciation and amortization expense	407	370

(1)	Certain reclassifications have been made at December 31, 2005 to conform to the December 31, 2006 presentation.
(2)
Capital expenditures exclude approximately $104 million at December 31, 2006, and $94 million at December 31, 2005 in capitalized costs related to our accounting for construction projects of which we are considered to be the owner during the construction period. We have recognized a related amount as a construction financing obligation in long-term debt.